Exhibit 99.10
Consulting Agreement with William Fried

                                     RELEASE

THIS RELEASE AGREEMENT (the "Agreement") is entered into as of this July 20th, 2004, between William Fried an individual residing in the state of New York (herein referred to as "the Consultant") and Liska Biometry, Inc. (herein referred to as "the Company").

WHEREAS, The undersigned Consultant, having performed services related to:

     >> Acting as advisor to the Company with respect to providing research on employee benefit and insurance programs

     >> Acting as advisor to the Company with respect to providing research on director's and officer's insurance programs

     >>   Provided introductions to consultants of the Company

NOW, THEREFORE which said services were rendered on or before July 20th, 2004 which the Company has valued at $15,000, has agreed to accept and hereby accepts 15,000 fully vested Common shares in the capital stock of the Company in full satisfaction of all claims in relation to the said services, and hereby releases the Company, its officers, directors, agents and employees from all claims in connection with the said services.


CONSULTANT                                      COMPANY
William Fried                                   Liska Biometry, Inc.


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By:                                             By:




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